WRITTEN COMPENSATION AGREEMENT


          Subject to the following shares of common stock ("restricted securities") being issued pursuant to Rule 701 of the Securities and Exchange Commission, William A. Silvey, Jr., W. Scott Thompson and Leonard W. Burningham, Esq., agree to respectively accept 800,000, 800,000 and 400,000 shares of the one mill ($0.001) par value common stock of Process Technology Systems, Inc., a Nevada corporation (the "Company"), for non-capital raising services rendered regarding the Company, including, but not limited to bringing the Company current in its filings with the State of Nevada; various meetings and conferences in respect thereof; review of related correspondence and corporate records; discussions with the Company's accounting firm and review of drafts and final copies of audited financial statements; and various conference calls and discussions with Mr. Burningham respecting same; all of which services are valued at $2,000 or $0.001 per share.



Date: 1/5/2000.                    /S/William A. Silvey, Jr.
                                   William A. Silvey, Jr.


Date: 1/5/2000.                    /s/W. Scott Thompson
                                   W. Scott Thompson


Date: January 5, 2000              /s/Leonard W. Burningham
                                   Leonard W. Burningham, Esq.


ACCEPTED:


PROCESS TECHNOLOGY SYSTEMS, INC.


By/s/William A. Silvey, Jr.        Date: 1/5/2000.
   Its President